Exhibit 8.1

October 4, 2005	Mayer, Brown, Rowe & Maw LLP 350 South Grand Avenue 25th Floor Los Angeles, California 90071-1503

Main Tel (213) 229-9500 Main Fax (213) 625-0248 www.mayerbrownrowe.com
Hyundai ABS Funding Corporation
10550 Talbert Avenue
Fountain Valley, CA 92708

Re:	Hyundai ABS Funding Corporation Registration Statement on Form S-3 (No. 333-127967)
Ladies and Gentlemen:
     We have acted as special counsel to Hyundai ABS Funding Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, File No. 333-127967 (together with the exhibits and amendments thereto, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of $200,000,000 of asset backed notes (the “Notes”).
     As described in the Registration Statement, the Notes will be issued from time to time in series, with each series being issued by a trust (each, a “Trust”) to be formed by the Company pursuant to a Trust Agreement (each, as may be amended and restated, the “Trust Agreement”) between the Company and a trustee. For each series, the Notes will be issued pursuant to an Indenture (the “Indenture”) between the related Trust and an indenture trustee (the “Indenture Trustee”). Terms used herein without definition have the meanings given to such terms in the Registration Statement.
     We hereby confirm that the statements set forth in the Prospectus forming part of the Registration Statement under the headings “Summary of Terms – Tax Status” and “Material United States Federal Income Tax Consequences”, and in the form of the Prospectus Supplement under the headings “Summary – Tax Status” and “Material United States Federal Income Tax Consequences”, which statements have been prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto relating to federal tax matters, are correct in all material respects, and we hereby confirm and adopt the opinions set forth therein.

     The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.
Very truly yours,
/s/ MAYER, BROWN, ROWE & MAW LLP